Exhibit 23.1

KPMG LLP Suite 1500 15 W. South Temple Salt Lake City, UT 84101

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 25, 2025, with respect to the consolidated financial statements of Bed Bath & Beyond, Inc. (formerly known as Beyond, Inc.), and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP

Salt Lake City, Utah
January 8, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.